UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):April 1, 2016

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GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

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Michigan	0-21810	95-4318554
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

Cincinnati Sub-Zero Products, LLC Acquisition

On April 1, 2016, Gentherm Incorporated, a Michigan corporation (the “Company”), acquired all of the outstanding membership interests of Cincinnati Sub-Zero Products, LLC, an Ohio limited liability company (“CSZ”), pursuant to the terms of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of April 1, 2016, by and among the Company, CSZ, CSZ Holdings, Inc., an Ohio corporation (the “Seller”), and each of the shareholders of the Seller (the “Shareholders”).

The purchase price consisted of $65 million in cash, reduced by CSZ’s outstanding debt and subject to adjustments for net working capital and cash on hand of CSZ against pre-determined targets (collectively, the “Closing Payment”).  In addition, $5.0 million of the Closing Payment will be held in escrow for up to 12 months to fund indemnity obligations of the Seller and certain Shareholders. The Closing Payment was funded with the Company’s cash on hand and availability under the Company’s revolving credit facility.  The Closing Payment is subject to a post-closing adjustment for net working capital and cash on hand of CSZ against the estimates delivered by the Seller at the closing.

The Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.  Any indemnification claims by the Company may be satisfied by setting off the amount of such claims against the portion of the Closing Payment held in escrow.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

Real Property Acquisition

In connection with the closing of the acquisition transaction above, on April 1, 2016, the Company, through its wholly owned subsidiary, Gentherm Properties III, LLC (“Real Estate Buyer”), acquired certain real property located at 12011 Mosteller Road and 11861 Mosteller Road in Cincinnati, Ohio and an irregular tract of land adjacent to such parcels (collectively, the “Acquired Property”) from Berke Limited Partnership pursuant to the terms of the Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”), dated as of April 1, 2016, by and between Real Estate Buyer and Berke Limited Partnership.  The purchase price for the Acquired Property consisted of approximately $7.5 million in cash, subject to adjustments and allocations, and was funded with the Company’s cash on hand and availability under the Company’s revolving credit facility.

The foregoing summary of the Real Estate Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Real Estate Purchase Agreement attached hereto as Exhibit 2.2 and incorporated herein by reference.

No Reliance on Representations and Warranties in Purchase Agreement and Real Estate Purchase Agreement

The representations and warranties in the Purchase Agreement and Real Estate Purchase Agreement were made for the purposes of allocating contractual risk between the parties thereto and as of the specified dates noted therein.  Further, such representations and warranties may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to direct or indirect shareholders, among other limitations. The Company’s shareholders are not third party beneficiaries under the Purchase Agreement and Real Estate Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company and other parties thereto.

Designated Borrower Request and Assumption

On April 1, 2016, CSZ and the Company entered into that certain Designated Borrower Request and Assumption Agreement (the “Designated Borrower Request”) in accordance with the Credit Agreement, dated as of August 7, 2014 (as amended, the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company as borrowers and guarantors thereunder, the lenders party thereto and Bank of America, N.A., as administrative agent.  Pursuant to the Designated Borrower Request, Gentherm requested that CSZ become a designated borrower under the Credit Agreement and a guarantor under the guaranty related thereto.  The foregoing summary of the Designated Borrower Request is qualified in its entirety by reference to the Designated Borrower Request attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under “Cincinnati Sub-Zero Products, LLC Acquisition” and “Real Property Acquisition” in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

2.1*

Membership Interest Purchase Agreement, dated as of April 1, 2016, by and among Gentherm Incorporated, Cincinnati Sub-Zero Products, LLC, CSZ Holdings, Inc. and each of the shareholders of CSZ Holdings, Inc.

2.2*	Real Estate Purchase Agreement, dated as of April 1, 2016, by and between Berke Limited Partnership and Gentherm Properties III, LLC.

10.1	Designated Borrower Request and Assumption Agreement, dated as of April 1, 2016, made by Gentherm Incorporated and Cincinnati Sub-Zero Products, LLC.

*	Gentherm Incorporated agrees to furnish any omitted schedules or exhibits upon the request of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips
Vice-President and General Counsel

Date:  April 4, 2016

Exhibit Index

Exhibit No.	Description

2.1*

Membership Interest Purchase Agreement, dated as of April 1, 2016, by and among Gentherm Incorporated, Cincinnati Sub-Zero Products, LLC, CSZ Holdings, Inc. and each of the shareholders of CSZ Holdings, Inc.

2.2*	Real Estate Purchase Agreement, dated as of April 1, 2016, by and between Berke Limited Partnership and Gentherm Properties III, LLC.

10.1	Designated Borrower Request and Assumption Agreement, dated as of April 1, 2016, by and between Gentherm Incorporated and Cincinnati Sub-Zero Products, LLC.

*	Gentherm Incorporated agrees to furnish any omitted schedules or exhibits upon the request of the Securities and Exchange Commission.